Exhibit 10.1
Century Aluminum Company
Annual Incentive Plan
(Amended and Restated Effective January 1, 2008)

PREAMBLE: This is an amendment and restatement of the Century Aluminum Amended and Restated Incentive Compensation Plan adopted November 28, 2001 (and subsequently amended and restated), to be effective January 1, 2008 with respect to Awards for the calendar year 2008 and thereafter.

1.	NAME

The name of this Plan is the Annual Incentive Plan of Century Aluminum Company and its Subsidiaries (the “AIP”).

2.	PURPOSE

The purpose of the AIP is to motivate, through Awards payable in accordance with the provisions hereof, senior-level employees of the Company and its Subsidiaries who occupy key executive positions and who have contributed, or can contribute, to the growth and profitability of the Company and its Subsidiaries.

3.	DEFINITIONS

“Award” or “Awards” shall mean Target Award(s) and Participant Award(s) hereunder.

“Board” shall mean the Board of Directors of the Company.

“Committee” shall mean the Compensation Committee of the Board.

“Company” shall mean Century Aluminum Company.

“Disability” shall mean permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

“Participant” shall mean any full-time or part-time salaried employee of the Company or of a Subsidiary who is selected by the Committee to receive an Award under the AIP.

“Participant Award” shall have the meaning set forth in Section 5.A.

“Plan Year” shall mean each year in and with respect to which Awards are granted hereunder.

“Retirement” shall mean termination of employment on or after the attainment of “normal retirement age” as defined under the Company’s Employees Retirement Plan as in effect at such time.

“Subsidiary” shall mean any corporation or other entity, or any partnership or other enterprise, the voting stock or other form of equity of which, as the case may be, is owned or controlled 50% or more, directly or indirectly, by the Company.

“Target Award” shall have the meaning set forth in Section 4.B.

“Termination Other than for Cause” shall mean termination of a Participant's employment by the Company or a Subsidiary other than for Cause and expressly excludes voluntary termination by a Participant.  Termination for Cause shall mean termination due to the Participant’s (i) commission of an act of theft, embezzlement, fraud, or dishonesty, (ii) breach of fiduciary duty to the Company or a Subsidiary, or (iii) failure to perform the material duties of the Participant’s employment, other than due to death or Disability, which failure continues after written notice and a reasonable opportunity to cure.

4.	APPROVAL OF AWARD TERMS

During the first quarter of each Plan Year (or during such other time period as may be determined by the Committee) the Committee, in its discretion, shall, based on the recommendations of the Chief Executive Officer, and in consultation with the Chief Executive Officer, determine the following with respect to such Plan Year:

A.	The list of Participants eligible to participate in the AIP for the given Plan Year;

B.	The Target Award (defined as a percentage of salary) for each of such Participants;

C.	Performance measures to be used for the given Plan Year, which shall consist of:

(i)
Operating measures (comprised of operating income, conversion cost, safety performance and such other parameters as may be determined by the Committee based on recommendations from, and in consultation with, the Chief Executive Officer);

(ii)	Strategic performance measures;

(iii)	Individual performance measures; and

(iv)
Such other performance measures as may be determined by the Committee in its discretion, based on recommendations from, and in consultation with, the Chief Executive Officer, to be of material importance to the growth and profitability of the Company;

D.
Weighting of performance measures used in the AIP for the given Plan Year, as set forth in Annex A, as the same may from time to time be amended by the Committee in its discretion, based on recommendations from, and in consultation with, the Chief Executive Officer, and also the Committee’s independent analysis; and

E.	The following additional elements:

(i)	With respect to performance measures that warrant numerical goals, the Committee shall approve goals and associated payments at each of threshold, target and outstanding levels;

(ii)
With respect to strategic performance measures, high level goals will be described by the Committee qualitatively and associated payments will be established for achievement of threshold, target and outstanding levels;

(iii)
With respect to individual performance measures, high level goals will be described by the Committee qualitatively and associated payments will be established for achievement of threshold, target and outstanding levels; and

(iv)	With respect to any other performance measures that may be established by the Committee, associated goals and payment levels shall be set in the manner determined by the Committee.

5.	DETERMINATION AND PAYMENT OF AWARDS TO PARTICIPANTS

A.
Participant Awards in connection with a Plan Year shall be the sum of the payments earned with respect to the achievement of goals for each performance measure established for that Plan Year by the Committee under Section 4.

B.
In the first quarter of the year following the subject Plan Year, the Committee shall, based on the recommendations of, and in consultation with, the Chief Executive Officer, determine for that Plan Year, Company performance against the pre-determined operating goals.  The Committee shall also, based upon the recommendations of, and in consultation with, the Chief Executive Officer, as well as the Committee’s independent analysis, subjectively assess the Company’s achievement of strategic goals and each Participant’s achievement of individual goals for that Plan Year.

C.
With respect to a Plan Year, the Committee shall have the discretion to determine, based upon the recommendations of, and in consultation with, the Chief Executive Officer, as well as the Committee’s independent analysis, the extent to which goals have been met, including whether adjustments to goals, or the weighting of performance measures, and/or actual results should be made.  The Committee shall have the discretion to increase, decrease or eliminate at any time prior to payment the amount otherwise payable in connection with a Participant Award for the subject Plan Year.  In using its discretion hereunder the Committee shall take into account such factors as it deems appropriate, including adjustments for variances due to market developments (e.g., changes in the LME, the Midwest Premium, accounting changes) and for changes in underlying assumptions when the performance measures and goals were set.

D.
A pro-rated portion of a Participant Award shall be paid to a Participant whose employment by the Company or a Subsidiary is terminated prior to the end of a Plan Year due to death, Disability, Retirement, Termination Other than for Cause, or other reason approved by the Committee. The pro-rated portion payable to such Participant shall be determined by multiplying his or her Participant Award by a fraction, the numerator of which is the number of weeks of his or her full employment by the Company or a Subsidiary during such Plan Year and the denominator of which is 52.  Payment of a pro-rated Participant Award will be made when Participant Awards are otherwise paid under the AIP.

E.
If a Participant’s employment with the Company or a Subsidiary has been terminated prior to the last business day of a Plan Year, other than by death, Disability, Retirement, Termination Other than for Cause, or other reason approved by the Committee, no Participant Award shall be payable to such Participant with respect to that Plan Year.

F.
Participant Awards shall be paid to Participants in cash.  In the event of the death of a Participant prior to the payment of a Participant Award, payment shall be made to his or her beneficiary, or if no beneficiary has been designated or if a beneficiary who has been designated dies prior to the receipt of payment, the Participant Award shall be paid to the personal representative of the Participant.  Each Participant Award shall be paid during the calendar year that begins immediately following the end of the Plan Year for which such Participant Award is made.  Notwithstanding the foregoing provision as to payment of Awards in cash, the Committee shall have the discretion to pay a Participant Award in shares of Common Stock of the Company pursuant and subject to all of the terms and provisions of the Company’s Amended and Restated 1996 Stock Incentive Plan if the Committee determines it is prudent to do so, given Company cash constraints or other relevant circumstances.

6.	PARTICIPATION

An employee eligible to be a Participant hereunder shall participate in the AIP only to the extent that the Committee may from time to time determine that such employee shall be a Participant, and any Participant who participates in the AIP in any one year may be excluded from participation in the AIP in any other year.

7.	TERM

The AIP shall continue until such time as it may be terminated by action of the Committee; provided however, that upon any termination of the AIP, Awards already granted but not yet paid to Participants shall continue to be subject to the provisions of the AIP.

8.	ADMINISTRATION

A.
The Committee has full power and authority to amend, modify, terminate, construe, interpret and administer the AIP.  Any interpretation of the AIP by the Committee or any action or decision by the Committee administering the AIP shall be final and binding on all Participants.

B.
In carrying out its duties hereunder the Committee may in its discretion (1) appoint such committees comprised of some or all of the members of the Committee, with such powers as the Committee shall in each case determine, (2) authorize one or more members of the Committee or any agent to execute or deliver any instrument or instruments in behalf of the Committee, and (3) employ such counsel, agents and other services as the Committee may require.

C.
Pursuant to the direction of the Chief Executive Officer, the Company shall follow such procedures as the Chief Executive Officer or the Chief Executive Officer’s designees deem necessary and appropriate to implement the provisions of the AIP.

9.	WITHHOLDING

The Company and its Subsidiaries shall, to the extent required by law, have the right to deduct from payments of any kind due to a recipient hereunder, or to otherwise require payment by said recipient, of the amount of any federal, state or local taxes required by law to be withheld with respect to the amounts of such payments.

10.	RECOUPMENT

The payment after January 1, 2008 of any Participant Awards under the AIP shall be subject to recoupment by the Company under and in accordance with the provisions of any Incentive Compensation Recoupment Policy that may be adopted by the Board from time to time.

11.	EMPLOYEE RIGHTS

No employee of the Company or any Subsidiary has a claim or right to be a Participant in the AIP, to continue as a Participant, or to be granted Awards under the AIP.  The Company and its Subsidiaries are not obligated to give uniform treatment to Participants, except as and to the extent required by applicable law.  Participation in the AIP does not create a contract of employment between a Participant and the Company or any of its Subsidiaries, and does not give a Participant the right to be retained in the employment of the Company or its Subsidiaries; nor does participation in the AIP imply or confer any other rights.  Nothing contained in the AIP shall be deemed to require the Company or its Subsidiaries to deposit, invest or set aside any amounts for the payments of any Participant Awards; nor will anything herein be deemed to give any Participant any ownership, security, or other rights in any assets of the Company or its Subsidiaries.

12.	CHIEF EXECUTIVE OFFICER

The Committee shall make Awards to the Chief Executive Officer in its sole discretion.  Notwithstanding anything contained herein to the contrary, to the extent proscribed by the Nasdaq Marketplace Rules, the Company’s Charter of the Committee and other applicable laws, rules and regulations, the Chief Executive Officer shall not provide recommendations with respect to Awards for the Chief Executive Officer.

13.	SECTION 409A

The AIP is intended to comply with the provisions of Section 409A of the Code and shall be interpreted in a manner consistent with the requirements of such law to the extent applicable.

14.	GOVERNING LAW AND VALIDITY

The AIP, all Awards that may be granted hereunder, and all related matters shall be governed by and construed and enforced in accordance with the laws of the State of Delaware and any applicable federal law.  The invalidity or illegality of any provision hereof shall not be deemed to affect the validity of any other provision.

Adopted by the Board of Directors on April 7, 2008.

/s/ John P. O'Brien
John P. O’Brien
Chairman of the Board

Annex A

Performance Measure Weighting

	Performance Measure Weighting, by Participant/Position
Performance Measures	CEO	COO, CAO	Business Development	Other
Operating Measures (Corporate)
Operating Income	12.5%	25.0%	7.5%	20.0%
Conversion Cost	12.5%	25.0%	7.5%	20.0%
Safety (TCIR)	5.0%	10.0%	5.0%	10.0%
Strategic Measures (Corporate)	50.0%	20.0%	60.0%	30.0%
Individual Discretionary Measures (Individual)	20.0%	20.0%	20.0%	20.0%
Total	100%	100%	100%	100%